[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.2
LICENSE AGREEMENT
THIS LICENSE AGREEMENT (this “Agreement”), dated as of October 17, 2016 (the “Execution Date”) and effective as of the Effective Date (as defined below), is entered into by and between Theravectys SA, a French société anonyme (“TVS”), and Immune Design Corp., a Delaware corporation (“IMDZ”) (with each of TVS and IMDZ being sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”).
WITNESSETH
WHEREAS, TVS owns or controls, directly or indirectly, certain Licensed IP (as defined below) relating to lentiviral vector technology;
WHEREAS, in connection with the execution and delivery of this Agreement, the Parties are entering into a Confidential Settlement Agreement providing for the full and complete settlement of all outstanding disputes between them (the “Settlement Agreement”); and
WHEREAS, pursuant to and in accordance with the Parties’ obligations under the Settlement Agreement, TVS desires to grant, and IMDZ desires to obtain, a worldwide non-exclusive license under the Licensed IP on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the following mutual covenants contained herein, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS; CONSTRUCTION
1.1    As used in this Agreement, the following terms have the meanings set forth below:
“Actually Been Made” means that a representative product has been [*], such as the [*], it being understood that the [*] may be modified in any product following the time that is has actually been made, as long as the [*] has the same function as the [*] and is not a [*] proprietary to TVS (it being agreed that [*] that are not the subject of a pending patent application or issued patent owned by or licensed to TVS are not proprietary to TVS). For example, a product designed to express the [*], whenever made, will be deemed to be Existing Additional Products if as of the Execution Date, a product with [*] has been synthesized.
“Additional Product” means (a) any Covered Product that [*], other than [*] or a Derivative Product, that has Actually Been Made by or on behalf of IMDZ [*] (“Existing Additional Product”), or (b) any Covered Product [*], other than CMB305/LV305 or a Derivative Product, that has not Actually Been Made by or on behalf of IMDZ [*] (“Future Additional Product”). [*].

“Affiliate” means, with respect to a Party, any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) shall mean the ownership, directly or indirectly through one or more intermediaries, of fifty percent (50%) or more of the issued share capital or shares of stock entitled to vote for the election of directors, in the case of a corporation, or of fifty percent (50%) or more of the equity interests in the case of any other Person, or the power (through the ownership of securities, by contract, or otherwise) to direct or cause the direction of the general management and policies, in each case, of the Person in question. The Parties acknowledge that in the case of certain entities organized under the Applicable Laws of certain countries outside of the United States, the maximum percentage ownership permitted by Applicable Law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to cause the direction of the general management and policies of such Person.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Law” means, individually and collectively, any federal, state, local, national and supranational laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements promulgated thereunder or having the binding effect of law of national securities exchanges, automated quotation systems or other securities listing organizations or exchanges or any Governmental Authority or legislative body that are, in each case, in effect from time to time and applicable to a Person and a particular activity.
“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September or December, respectively, during the Term, except that the first Calendar Quarter shall commence on the Execution Date and shall end on December 31, 2016, and the last Calendar Quarter of the Term shall end on the effective date of any termination or expiration of this Agreement.
“Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31 during the Term, except that the last Calendar Year of the Term shall end on the effective date of any termination or expiration of this Agreement.
“cGMP” means current good manufacturing practices as defined in Parts 210 and 211 of Title 21 of the United States Code of Federal Regulations for the manufacture and testing of pharmaceutical materials, and foreign equivalents thereof.
“Change of Control” means, with respect to a Party, (a) a merger or consolidation in which (i) such Party is a constituent party, or (ii) a subsidiary of such Party is a constituent party, and such entity in clause (i) or (ii) issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (i) or (ii) any such merger or consolidation involving such Party or a subsidiary of such Party in which the shares of capital stock of such entity outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or are exchanged for shares of capital stock which represent, immediately following such merger or consolidation, more than fifty percent (50%) by voting power of the capital stock of (A) the surviving

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or resulting corporation, or (B) the parent corporation of such surviving or resulting corporation, in the case that the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation; (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by such Party or an Affiliate of such Party of all or substantially all of the assets of such Party or such Affiliate taken as a whole or to which this Agreement relates (except where such sale, lease, transfer, exclusive license or other disposition is only to a wholly owned subsidiary of such Party or a subsidiary of such Party); or (c) any unrelated “person” or “group,” as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder in a single transaction or series of related transactions, becomes the beneficial owner as defined thereunder, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of fifty percent (50%) or more by voting power of the then-outstanding capital stock or other equity interests of such Party or a subsidiary of such Party, other than pursuant to a bona fide financing.
“CMB305/LV305” means the products owned or controlled by IMDZ and/or its Affiliates referred to [*] as CMB305 and/or LV305, [*]. For clarity, CMB305/LV305 is [*].
“Combination Product” means (a) a preparation or product containing or employing a Licensed Product and at least [*] which is [*], but which is used in connection with [*], or (b) in the case of [*], a Licensed Product containing or employing a Covered Product and at least [*] which is not a Covered Product, but which is used in connection with such Covered Product. For the avoidance of doubt, [*].
“Confidential Information” means any information or materials disclosed by one Party or its Affiliates to the other Party or its Affiliates, in any form (written, oral, photographic, electronic, magnetic or otherwise), that is identified as confidential and/or proprietary at the time of disclosure, including, but not limited to, data, research results, technology, software, materials, patents, copyrighted works, Know-How, business or product plans, marketing, sales or other financial information, and Royalty Reports.
“Contingent Payment” means the payment of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) contemplated by Section 2(b) of the Settlement Agreement, payable subject to the terms and conditions thereof.
“Control” means, with respect to any information, Regulatory Approvals or intellectual property right, possession, whether directly or indirectly, by a Party or its Affiliates (including, except as described below, a Future Acquirer) of the ability (whether by sole, joint or other ownership interest, license or otherwise, other than pursuant to the grants set forth in this Agreement) to [*]. Notwithstanding the foregoing, any information or intellectual property right Controlled by a Future Acquirer shall not be treated as “Controlled” by the applicable acquired Party or its Affiliates for purposes of this Agreement to the extent, but only to the extent, that such intellectual property (a) is Controlled by such Future Acquirer immediately prior to the time such Future Acquirer qualifies as such, other than pursuant to a license or other grant of rights (whether directly or indirectly) by the applicable acquired Party or its Affiliates, or (b) is Controlled by such Future Acquirer subsequent to the time that such Future Acquirer qualifies as such but (i) was not Controlled by the applicable

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

acquired Party or any of its Affiliates prior to the time such Future Acquirer qualifies as such, (ii) did not come under the Control of such Future Acquirer due to any license or other grant of rights by the applicable acquired Party or its Affiliates, and (iii) was not discovered, invented or developed, and did not come under the Control of the such Future Acquirer, through or by any reference or access to any Confidential Information of the applicable non-acquired Party or any information or intellectual property right Controlled by the applicable acquired Party or any of its Affiliates.
“Covered Product” means any product or preparation owned or controlled, directly or indirectly, by IMDZ or its Affiliate or Sublicensee in the Field, whose development, manufacture, use or sale would, in the absence of a license from TVS, constitute direct, indirect, contributory or any other type of infringement of one or more Valid Claims.
“Derivative Product” means a Covered Product that would reasonably be determined to be [*].
“Disclosing Party” has the meaning set forth in Section 9.1.
“Effective Date” has the meaning set forth in Section 1.3.
“Execution Date” has the meaning set forth in the Preamble.
“Existing Additional Product” has the meaning set forth in the definition of Additional Product.
“Existing IND” means any IND with respect to [*], whether filed [*], as amended from time to time.
“FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.
“Field” means the use of any lentiviral vector based preparation (such as a vaccine) for the treatment, prevention or diagnosis of cancer, except to the extent [*].
“First Commercial Sale” means, with respect to a Licensed Product, the first commercial sale for monetary value by IMDZ or its Affiliate to a Third Party for use or consumption by the general public of such Licensed Product in any country after all required Regulatory Approvals have been granted in such country. Sales for test marketing or clinical trial purposes, early access programs (such as to provide patients with a Licensed Product prior to Regulatory Approvals pursuant to treatment INDs or protocols, named patient programs, or compassionate use programs) or any similar use shall not constitute a First Commercial Sale.
“Force Majeure” has the meaning set forth in Section 10.5.
“Future Acquirer” means a Third Party acquirer in any Change of Control transaction involving either Party and such Third Party acquirer’s Affiliates other than the applicable acquired Party or any of its Affiliates prior to such Change of Control.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Future Additional Product” has the meaning set forth in the definition of Additional Product.
“[*]” has the meaning set forth in the [*].

“Governmental Authority” shall mean any court, agency, authority, department, regulatory body, or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city, or other political subdivision of any such government or any supranational organization of which any such country is a member.

“HNG” refers collectively to Henogen, SA, its parent, Novasep S.A., and any of their past, present, and future parent or controlling entities, predecessors, successors, Affiliates, divisions or subsidiaries.
“IMDZ” has the meaning set forth in the Preamble, and shall include any successor to IMDZ, whether by operation of law or otherwise.
“IMDZ-HNG Agreement” means the Master Agreement for Development & Manufacturing Services between IMDZ and HNG, dated April 27, 2012, as amended.
“IMDZ Parties” has the meaning set forth in Section 8.2.
“IMDZ Product” means a product owned or controlled, directly or indirectly, by IMDZ or its Affiliate or Sublicensee in the Field that [*] and is covered or claimed by intellectual property rights owned or controlled by IMDZ other than [*].
“IND” means an application submitted to a Governmental Authority to initiate human clinical trials, including (a) an Investigational New Drug application or any successor application or procedure submitted to the FDA pursuant to 21 C.F.R. Part 312, or any foreign equivalent thereof, and (b) all supplements and amendments that may be submitted with respect to the foregoing.
“Initial Licensed IP” means:
(I)    solely with respect to CMB305/LV305 and Existing Additional Products:
(a)    the patent applications listed in Appendix A and any patents issuing therefrom, including all United States, PCT and foreign patent applications claiming priority thereto, corresponding national stage applications or patents, renewals, continuations, continuations-in-part, continued prosecution applications, divisionals, reexaminations, reissues, substitute applications, inventors’ certificates, and any extensions of or supplementary protection certificates referencing any of the foregoing (collectively, the “TVS Patent Portfolio”);
(b)    issued patents and patent applications Controlled by TVS or its Affiliates [*], other than those listed in Appendix A or included under clause (a) above, including all United States, PCT and foreign patent applications claiming priority thereto, corresponding national stage applications or patents, renewals, continuations, continuations-in-part, continued

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

prosecution applications, divisionals, reexaminations, reissues, substitute applications, inventors’ certificates, and any extensions of or supplementary protection certificates referencing any of the foregoing (collectively, the “Other TVS Patents”); and
(c)    all TVS Know-How; and
(II)    [*] with respect to Future Additional Products, (a) the TVS Patent Portfolio, and (b) the Other TVS Patents [*].
In each case, (I) and (II), such patents and patent applications shall only be included in Initial Licensed IP to the extent that researching, developing, manufacturing, commercializing or otherwise exploiting [*] would infringe one or more Valid Claims of such patents and patent applications. Notwithstanding the foregoing, [*].
“Initial Products” means (a) CMB305/LV305, and (b) up to three (3) Additional Products [*] in accordance with this paragraph. For clarity, Additional Products are classified as [*]. Subject to the foregoing, IMDZ may designate an Additional Product as an Initial Product hereunder, or change such designation, by written notice to TVS at any time prior to [*]. For clarity, IMDZ may change, substitute or replace the Additional Products constituting Initial Products in its sole discretion; provided, that such designation (whether as an Initial Product or not) with respect to an Additional Product may not be changed unless by written notice to TVS at any time prior to [*]. For clarity, if any Neoantigen Product in a Neoantigen Product Class constitutes [*]. To the extent a diagnostic product or test is administered or performed in respect of any Additional Product, such Additional Product and such diagnostic product or test shall be considered [*] for purposes of this definition [*].
“Institut Pasteur Consent” means, collectively, all consents, approvals and authorizations of Institut Pasteur, or any other Third Party(ies), required to be obtained or made under, pursuant to, or in accordance with the Institut Pasteur License Agreement or any other agreement between TVS or its Affiliates, on the one hand, and Institut Pasteur or its Affiliates, on the other hand, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the grant to IMDZ and its Affiliates of the rights and licenses hereunder. The “Institut Pasteur Consent” shall be in writing, shall satisfy all applicable requirements of the Institut Pasteur License Agreement or any other such agreement, and shall include an express acknowledgment and agreement by Institut Pasteur that it shall be bound by Section 10.2 and this Agreement in the event that the Institut Pasteur License Agreement is terminated or Institut Pasteur otherwise succeeds to TVS’s right and interest in or to the Licensed IP.
“Institut Pasteur License Agreement” means the exclusive license entered into between TVS and Institut Pasteur, by virtue of a patent license agreement dated [*], as revised by the successive amendments dated [*], as amended.
“Know-How” means information, inventions, discoveries, formulations, formulas, practices, protocols, procedures, processes, methods, knowledge, know-how, trade secrets, technology, techniques, designs, drawings, correspondence, documents, apparatus, results,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

strategies, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Governmental Authority, data (including pharmacological, toxicological, non-clinical data, clinical data, analytical and quality control data, manufacturing data, and descriptions), devices, assays, chemical formulations, specifications, materials, including pharmaceutical, chemical and biological materials and their sequences, physical materials, product samples, other samples, and the like, in written, electronic, oral or other tangible or intangible form, whether or not patentable.
“Launch” means, with respect to a Licensed Product, the First Commercial Sale of such Licensed Product, and shall have a correlative meaning with respect to any Covered Product that is not a Licensed Product.
“Licensed IP” means, subject to Section 2.5, solely with respect to the Initial Products, the Initial Licensed IP and, to the extent IMDZ exercises its Option and solely with respect to the Option Products, the Option Licensed IP. Notwithstanding the foregoing, [*].
“Licensed Product” means, as of a particular time, the Initial Product(s) and, to the extent IMDZ exercises its Option therefor, each Option Product, in each case, whose development, manufacture, use or sale in the Field would, in the absence of a license from TVS, constitute direct, indirect, contributory or any other type of infringement of one or more Valid Claims; provided, that (a) in no event shall the Licensed Products [*], and (b) a Licensed Product shall cease to be licensed hereunder upon the expiration of the last-to-expire of such Valid Claims.
“Losses” has the meaning set forth in Section 8.1.
“Neoantigen Product” means, collectively, Covered Products containing, expressing, or derived from nucleic acid sequence(s) that represent patient-specific antigen(s) derived (in whole or in part) by [*] for administration to such patient. For the avoidance of doubt, a patient-specific antigen is not a [*].

“Neoantigen Product Class” means one or more Neoantigen Products used for treatment pursuant to [*]. If FDA requires that a NeoAntigen Product [*], then the Neoantigen Product Class shall [*]; provided, that if FDA [*]. Notwithstanding anything to the contrary contained herein, (i) a Neoantigen Product Class, collectively, shall constitute one Licensed Product, Covered Product, Additional Product, or Option Product, as applicable, and (ii) a Neoantigen Product Class, collectively, may be considered either an Initial Product or an Option Product, but not both. If FDA does not [*]. For purposes of this definition, “[*]” means the [*].
“Net Sales” means the total invoiced sales price for Licensed Products sold by IMDZ or its Affiliate to a Third Party purchaser in an arm’s-length transaction less the following deductions:
(a)    sales taxes or other taxes (other than income taxes);
(b)    shipping, freight and insurance charges;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)    actual allowances, rebates, credits, or refunds for returned or defective goods, including for recalls or damaged goods, or billing errors and reserves for returns;
(d)    trade, quantity, and other discounts, retroactive price reductions, or other allowances actually allowed or granted from the billed amount and taken;
(e)    rebates, credits, and chargeback payments (or the equivalent thereof) granted to managed health care organizations, wholesalers, or to federal, state/provincial, local and other Governmental Authorities, including their agencies, purchasers, and/or reimbursers, or to trade customers;
(f)    amounts payable to patients through co-pay assistance cards or similar forms of rebate directly related to the prescribing of the Licensed Product; and
(g)    any import or export duties, tariffs, or similar charges incurred with respect to the import or export of Licensed Products into or out of any country in the Territory.
Sales of a Licensed Product by and between IMDZ and its Affiliates, licensees or Sublicensees are not sales to Third Parties and shall be excluded from Net Sales calculations. Licensed Products will be considered sold when IMDZ or its Affiliate [*] for such Licensed Products. For clarity, neither (i) sales by or on behalf of a Partner (including its Affiliates and sublicensees), nor (ii) amounts received by IMDZ or its Affiliates from a Partner (including its Affiliates and sublicensees) or any Third Party in respect of sales by or on behalf of a Partner (including its Affiliates and sublicensees), shall constitute Net Sales hereunder.
Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (i) the distribution of reasonable quantities of promotional samples of Licensed Products, (ii) Licensed Products provided for clinical trials, research purposes, charitable or compassionate use purposes, or early access programs (such as to provide patients with a Licensed Product prior to Regulatory Approvals pursuant to treatment INDs or protocols, or named patient programs) or any similar use, or (iii) Licensed Products sold or transferred to a Sublicensee in a transaction generating Sublicensing Revenue for which IMDZ pays or is required to pay royalties under Section 3.5 or, in the case of Option Products, Section B.5 of Appendix B.
If a Licensed Product is sold by IMDZ or its Affiliates as part of a Combination Product in any country, Net Sales shall be calculated by [*]. If either the Licensed Product or, with respect to CMB305/LV305, the Covered Product portion thereof, as applicable, or such other product or component is(are) not at that time sold separately in such country, then IMDZ shall [*], as applicable, and such other product or component, consistent with the formula provided above, and TVS may [*] in accordance with the relationship management process described in Section 10.3.
“Option” has the meaning set forth in Section 2.4.
“Option Licensed IP” means (a) the TVS Patent Portfolio, (b) Other TVS Patents to the extent Controlled by TVS [*], and (c) other patents and patent applications that are (i) licensed to TVS, and (ii) Controlled by TVS [*]. Notwithstanding subsection (c), Option Licensed IP shall not

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

include patents and patent applications that would otherwise be included in subsection (c), but are [*] and, with respect to such patents and patent applications, one or more [*] of the inventions claimed therein, whether with or without [*] (as determined in accordance with applicable patent law). In each case, (a), (b) and (c), such patents and patent applications shall only be included in Option Licensed IP to the extent that researching, developing, manufacturing, commercializing or otherwise exploiting an Option Product would infringe one or more Valid Claims of such patents and patent applications. Notwithstanding the foregoing, [*].
“Option Product” means a Covered Product that [*], other than CMB305/LV305 or a Derivative Product, for which IMDZ has exercised its Option. Except as expressly provided in the preceding sentence, IMDZ may exercise its Option, and Option Products may include, any Covered Product, no matter (i) when it is first discovered, acquired, developed, or in-licensed, or (ii) whether or not it constitutes an Additional Product hereunder. For clarity, [*].
“Option Product Consideration” means the consideration payable, on an Option Product-by-Option Product basis, by IMDZ to TVS pursuant to Section 2.4 for a license for an Option Product under the Option Licensed IP, as set forth on Appendix B.
“Other TVS Patents” has the meaning set forth in the definition of Initial Licensed IP.
“Party” and “Parties” have the meaning set forth in the Preamble.
“Partner” means a Third Party other than a Subcontractor with whom IMDZ or its Affiliate enters into a specific agreement for the purpose of [*] of Licensed Products, which includes a sublicense to the Licensed IP.
“Patent Cooperation Treaty” or “PCT” means the Patent Cooperation Treaty, opened for signature June 19, 1970, 28 U.S.T. 7645.
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
“Phase 1 Trial” means a clinical trial of a pharmaceutical product that: (a) (i) is a first-in-humans trial on subjects who are patients, (ii) is for the purposes of establishing initial safety, tolerability, pharmacokinetic and pharmacodynamic data for such product, (iii) exposes subjects to such product, and (iv) is designed to provide the sponsor of the clinical trial with sufficient data about such product to initiate a Phase 2 Trial; or (b) meets the definition in 21 C.F.R. §312.21(a) or any of its foreign equivalents.
“Phase 2 Trial” means a clinical trial of a pharmaceutical product: (a) with the endpoint of evaluating its effectiveness for a particular indication or indications, its short term tolerance and safety, as well as its pharmacokinetic and pharmacodynamic data in patients with the indications under study and is not intended to be pivotal to support marketing approval for such product; or (b) that meets the definition in 21 C.F.R. §312.21(b) or any of its foreign equivalents.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Phase 3 Trial” means a clinical trial of a pharmaceutical product: (a) on a sufficient number of patients, which trial (i) is designed to establish that such product is safe and efficacious for its intended use, (ii) is designed to define warnings, precautions and adverse reactions that are associated with such product in the dosage range to be prescribed, and (iii) is intended to support marketing approval for such product; or (b) that meets the definition in 21 C.F.R. §312.21(c) or any of its foreign equivalents.
“Receiving Party” has the meaning set forth in Section 9.1.
“Regulatory Approval” means all approvals, licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other Governmental Authority that are necessary for the manufacture, use, storage, import, transport, marketing and/or sale of a particular Licensed Product in the applicable jurisdiction, including, where applicable, any pricing or reimbursement approvals.
“Royalty Report” has the meaning set forth in Section 4.2.
“Settlement Agreement” has the meaning set forth in the Recitals.
“Subcontractor” means a Third Party specifically hired by IMDZ or its Affiliate or Sublicensee, including for the purpose of research, process development, and/or cGMP production of Licensed Products, and to whom IMDZ would grant, [*], a sublicense solely to perform its obligations on behalf of IMDZ, its Affiliates or Sublicensees. For clarity, a Subcontractor is not a Partner.
“Sublicensee” has the meaning set forth in Section 2.3.
“Sublicensing Revenue” means any consideration actually received by IMDZ or an Affiliate from a Partner (or any of its Affiliates or sublicensees) for the grant of rights under the Licensed IP (net of [*]). Sublicensing Revenue may include [*]. Notwithstanding the foregoing, Sublicensing Revenue shall not include any: (a) consideration included in the calculation of [*]; (b) consideration received for [*]; (c) consideration received for [*]; (d) [*] paid for services provided by IMDZ or its Affiliates or Subcontractors in relation to Licensed Products; (e) consideration received for [*]; or (f) consideration paid in connection with [*].
In the event IMDZ or its Affiliates receive consideration in connection with the grant of a sublicense or other rights under the Licensed IP and any other intellectual property rights of IMDZ or its Affiliates (including intellectual property rights owned by IMDZ or its Affiliates or licensed to IMDZ or its Affiliates from a Third Party), whether granted in the same agreement or in separate agreements, only the portion of such consideration reasonably allocable to the Licensed IP, as reasonably determined by IMDZ in good faith, shall be considered Sublicensing Revenue.
“T-cell” means an immune cell of thymic lineage that can be distinguished by [*] or by the presence of [*].
“Term” has the meaning set forth in Section 7.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Territory” means all the countries and territories of the world.
“Third Party” means any Person other than TVS, IMDZ, or their respective Affiliates.
“Third Party License” means any license or other agreement between a Third Party and a Party or any Affiliate of a Party, pursuant to which such Party or its Affiliate (as applicable) is granted a license to patent rights or Know-How owned or Controlled by a Third Party, where such license is (a) necessary for the use, practice, or exploitation of the Licensed IP, or (b) in the case of agreements between a Third Party and IMDZ or its Affiliates, necessary for the research, development, manufacture, commercialization or use of a Licensed Product.
“Trigger Event” shall have the definition set forth in the Settlement Agreement.
“TVS” has the meaning set forth in the Preamble, and shall include any successor to TVS or the Licensed IP, whether by operation of law or otherwise.
“TVS Know-How” means Know-How owned or Controlled by TVS or its Affiliates [*] that is (a) described in or necessary to practice inventions claimed in the TVS Patent Portfolio or the Other TVS Patents, or (b) necessary to research, develop, manufacture, use, practice, sell, commercialize, or otherwise exploit a Licensed Product; provided, that the TVS Know-How shall not include any Know-How owned or Controlled by IMDZ or its Affiliates or Sublicensees.
“TVS Method of Use IP” means (a) issued patents and patent applications owned by or licensed to TVS or its Affiliates as of or after the Execution Date, including all United States, PCT and foreign patent applications claiming priority thereto, corresponding national stage applications or patents, renewals, continuations, continuations-in-part, continued prosecution applications, divisionals, reexaminations, reissues, substitute applications, inventors’ certificates, and any extensions of or supplementary protection certificates referencing any of the foregoing, which claim any method of using any product or preparation owned or Controlled by TVS [*], and (b) [*], in the case of (a), to the extent that one or more methods claimed in such issued patents or patent applications do not claim any [*].
“TVS Parties” has the meaning set forth in Section 8.1.
“TVS Patent Portfolio” has the meaning set forth in the definition of Initial Licensed IP.
“TVS Product” means, as of a particular time during the Term, any product or preparation (taken as a whole) then owned or controlled by TVS that is [*], in each case, to the extent that such product or preparation embodies, in whole or in part, [*], it being understood that products that differ from a TVS Product [*], but not the [*], of the [*] contained in such TVS Product shall also be considered TVS Products. For clarity, no product or preparation owned or controlled by TVS or its Affiliates (or their respective sublicensees) [*] shall be considered a TVS Product. By way of example and not of limitation, if a TVS Product contains a [*], then for clarity, a TVS Product shall mean the [*] taken together. Further, a TVS Product shall not be deemed to be the [*], or the [*], in each case, without the [*], even if such [*] is the subject of a separate regulatory filing, such as a Drug Master File.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“TVS Product IP” means (a) those claims of issued patents and patent applications owned by or licensed to TVS or its Affiliates as of or after the Execution Date, including all United States, PCT and foreign patent applications claiming priority thereto, corresponding national stage applications or patents, renewals, continuations, continuations-in-part, continued prosecution applications, divisionals, reexaminations, reissues, substitute applications, inventors’ certificates, and any extensions of or supplementary protection certificates referencing any of the foregoing, only to the extent those claims cover a TVS Product, and (b) [*] owned by or licensed to TVS or its Affiliates as of or after the Execution Date, [*] to a TVS Product. For clarity, with respect to patents and patent applications that include claims that are [*] to a TVS Product and claims that are [*] to a TVS Product, TVS Product IP shall only include those claims of such patents and patent applications to the extent that they are [*] to a TVS Product and not [*] any such TVS Product, unless [*] (in which case, for the avoidance of doubt, such other claims would be licensed to IMDZ hereunder). By way of example and not of limitation, if a claim in a patent or patent application claims a TVS Product comprised of [*], then for clarity, such claim shall be considered TVS Product IP only with respect to such TVS Product, but not with respect to, or to the extent of, its [*].
“Upfront Payment” means in the payment of Six Million Dollars ($6,000,000) contemplated by Section 2(a) of the Settlement Agreement, payable subject to the terms and conditions thereof.
“Valid Claim” means (a) a claim of an issued and unexpired patent included in the Licensed IP (including the term of any patent term extension, supplemental protection certificate, renewal or other extension) which claim has not been revoked, held unpatentable, invalid or unenforceable in a final decision of a court, patent office, or other Governmental Authority of competent jurisdiction from which no appeal may be or has been taken, and that has not been disclaimed, denied, or admitted to be invalid, unenforceable, or of a scope not covering Licensed Products through reissue, re-examination, disclaimer or otherwise, or (b) a claim of a patent application included in the Licensed IP which claim has been pending less than [*] years from the filing of the earliest patent application from which such pending patent application derives priority in a given jurisdiction.
“ZVex Platform” means the platform that [*] involved in initiating an immune response (for example, but not limited to, an antigen-presenting cell).
1.2    Other Interpretive Provisions.
(a)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule, exhibit and appendix references are to this Agreement unless otherwise specified. The words “will” and “shall” shall have the same meaning. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Masculine, feminine and neuter pronouns and expressions shall be interchangeable. The words “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the phrase “without limitation” or “without limiting,” whether or not expressly stated.
(b)    Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. In the computation of periods of time from a specified

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(c)    References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not expressly prohibited by the terms of this Agreement or the Settlement Agreement. References to this Agreement are to this Agreement as in effect as of the relevant time, and mean this Agreement as a whole, including all schedules, exhibits, or appendices hereto, which form part of the operative provisions of this Agreement, in each case, as amended or otherwise modified in accordance with the terms hereof.
(d)    Unless otherwise specified, references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, and references to a particular Applicable Law include all rules and regulations promulgated by Governmental Authorities thereunder, whether or not expressly stated.
(e)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.
(f)    Unless otherwise specified, references to pharmaceutical products, preparations, ingredients, and the like, include biologics, biopharmaceuticals, conjugates, and companion diagnostics, as applicable, and references to products or preparations include products, preparations or therapies involving the relevant product or preparation, including the manufacturing thereof and any manufacturing process or procedure necessary for or conducted in connection with the use or administration thereof.
(g)    For clarity, [*] (i) are directed at one or more of the same target(s), (ii) contain, express, or are derived from substantially the same nucleic acid sequence(s) representing substantially the same tumor antigen(s), (iii) employ or are manufactured using the same vector, and (iv) work through the same pathway or method of action, [*].
(h)    This Agreement has been prepared jointly by the Parties, and the provisions contained herein shall not be construed or interpreted for or against any Party because such Party drafted or caused such Party’s legal representatives to draft any provision contained herein.
1.3    Effective Date. This Agreement shall be effective as of April 27, 2012, the date of execution of the IMDZ-HNG Agreement (the “Effective Date”).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 2
GRANT OF LICENSE
2.1    Grant to IMDZ. Subject to the terms and conditions of this Agreement, TVS hereby grants to IMDZ and its Affiliates a non-transferable (except as permitted by Section 10.1), non-exclusive license under the Initial Licensed IP to research, develop, manufacture and commercialize, by or on behalf of itself, Initial Products in the Territory, with the right to sublicense as set forth in Section 2.3. For the avoidance of doubt, the Parties acknowledge that (a) nothing in this Agreement shall enable IMDZ to [*], (b) that no license is granted hereunder with respect to the Initial Products outside of the Field, (c) that no license is granted under [*] with respect to [*] and (d) that the intellectual property rights licensed to TVS from Institut Pasteur under the Institut Pasteur License Agreement that are included in Licensed IP [*]. IMDZ may, in its discretion, [*].
2.2    No Implied Rights. IMDZ shall obtain no implied rights to the Licensed IP. Any rights not expressly granted to IMDZ shall be retained by TVS, including the right to research, develop, manufacture and commercialize [*] and to license any such rights under the Licensed IP to Third Parties and in any manner not inconsistent with this Agreement; provided, however, that TVS shall not grant any right or license that would adversely affect IMDZ’s rights granted under Section 2.1. [*].
2.3    Sublicenses. IMDZ shall have the right to sublicense, including through multiple tiers, any and all of the rights, in whole or in part, granted to IMDZ under this Agreement, including under Section 2.1, to Subcontractors and/or Partners (each, a “Sublicensee”), without the consent of TVS; provided, that (a) IMDZ shall promptly [*], (b) each sublicense agreement with a Partner shall contain provisions [*], (c) [*], and (d) upon reasonable request by TVS, IMDZ shall promptly provide to TVS [*].
2.4    Option. Upon written election by IMDZ (on its own behalf or on behalf of its Partner) to TVS, in its sole discretion, IMDZ may exercise an option to obtain a license under the Option Licensed IP for one or more Option Products (the “Option”); provided that, IMDZ must exercise its Option with respect to an Option Product [*] for such Option Product (e.g., [*]). Upon exercise of the Option with respect to each Option Product, TVS shall and hereby grants to IMDZ a non-transferable (except as permitted by Section 10.1), non-exclusive license under the Option Licensed IP to research, develop, manufacture and commercialize, by or on behalf of itself, Option Products in the Territory, with the right to sublicense as set forth in Section 2.3 in consideration for the Option Product Consideration, and otherwise on the terms and conditions set forth in this Agreement. For the avoidance of doubt, the Parties acknowledge that (a) nothing in this Agreement shall enable IMDZ to produce or perform [*], and (b) that no license is granted hereunder with respect to the Option Products that are outside of the Field. IMDZ may, in its discretion, [*]. For the avoidance of doubt, IMDZ may exercise its Option with respect to any Covered Product, other than CMB305/LV305 or a Derivative Product, at any time prior to the [*], including any Additional Product, irrespective of whether any such Additional Product may have at any time been designated an Initial Product. In the event IMDZ exercises its Option with respect to any Covered Product that was at any time designated an Additional Product or an Initial Product, following such exercise such Covered Product shall be an Option Product hereunder, and IMDZ may designate Additional

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Products and Initial Products in substitution or replacement of such Option Product subject to the applicable terms of this Agreement regarding Additional Products and Initial Products. Notwithstanding anything to the contrary contained herein, the payments due to TVS on account of a license for an Option Product shall only be the Option Product Consideration, and shall not include the consideration and other payments set forth in Article 3 below.
2.5    Third Party Licensed IP. If the Licensed IP would include intellectual property in-licensed by TVS or its Affiliates from a Third Party [*] (“Third Party IP”), such Third Party IP shall only be included in the Licensed IP on a Licensed Product-by-Licensed Product basis if and for so long as (i) [*] with respect to such Licensed Product, and such [*], and (ii) IMDZ [*]. With respect to a particular Licensed Product, IMDZ shall be entitled to [*] under this Agreement. Notwithstanding the foregoing, if, with respect to a Licensed Product, the only Licensed IP that covers researching, developing, manufacturing, commercializing or otherwise exploiting such Licensed Product is Third Party IP, then [*] Licensed Product shall not be subject to [*], but shall only be subject to [*]. Upon reasonable request by IMDZ, TVS shall promptly provide to IMDZ a copy of any Third Party IP in-license agreement, which Third Party IP in-license agreement may be redacted to the extent that such redaction does not impair IMDZ’s ability to verify the terms and obligations for which it must comply in accordance with this Section 2.5.
ARTICLE 3
CONSIDERATION
3.1    Settlement Agreement. In partial consideration for the rights granted to IMDZ under this Agreement, IMDZ shall pay to TVS the Upfront Payment and, within [*] following the Trigger Event, the Contingent Payment, as each such payment is more particularly described in the Settlement Agreement and subject to the terms and conditions thereof.
3.2    Milestones. With respect to each Initial Product, whether developed by IMDZ [*], IMDZ shall pay to TVS each of the following milestone payments on an Initial Product-by-Initial Product basis upon the first achievement of the corresponding milestone event set forth below by or with respect to the applicable Initial Product:

Milestone Event	Milestone Payment Amount
(i) First Patient Dosed in Phase 1 Trial	[*]
(ii) First Patient Dosed in Phase 2 Trial	[*]
(iii) First Patient Dosed in Phase 3 Trial	[*]
(iv) First Market Regulatory Approval (i.e., receipt of all necessary Regulatory Approvals in the first market or country in the Territory)	[*]
(v) Second Market Regulatory Approval (i.e., receipt of all necessary Regulatory Approvals in the second market or country in the Territory)	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Each of the milestone payments due under this Section 3.2 shall be payable only once per Initial Product and shall be due in accordance with Section 4.1. Notwithstanding anything to the contrary contained herein, with respect to CMB305/LV305, IMDZ’s obligation to pay the milestone payments corresponding to the achievement of milestone events (i) and (ii) shall be deemed satisfied, and IMDZ shall have no obligation to make milestone payments with respect to the achievement of such milestone events by CMB305/LV305. Further, if an Option Product becomes an Additional Product (or vice versa), then the amounts owed under such new classification shall correspond to such classification thereafter.
3.3    Earned Royalty. Beginning on the date of the First Commercial Sale of an Initial Product and continuing for [*], IMDZ shall pay to TVS a royalty equal to [*] on the aggregate Net Sales of all Initial Products for each Calendar Quarter. Such royalties on Initial Products shall be paid to TVS concurrently with the submittal of Royalty Reports as provided in Section 4.2 below.
3.4    Sales Milestones. IMDZ shall pay to TVS, on an Initial Product by Initial Product basis, a one-time payment in the amount of [*] upon the first time the aggregate Net Sales of an Initial Product equals or exceeds [*] during the Term. The milestone payment under this Section 3.4 shall be payable only once for each Initial Product, and shall be due in accordance with Section 4.1.
3.5    Sublicensing Revenue. IMDZ shall pay to TVS an amount equal to [*] of Sublicensing Revenue for each [*]. Such royalties on Sublicensing Revenue shall be paid to TVS concurrently with the submittal of Royalty Reports as provided in Section 4.2 below.
3.6    Third Party Licenses. TVS or its Affiliates shall pay all amounts due under Third Party Licenses to which TVS or its Affiliates are party. In the event that IMDZ or its Affiliates pay any amounts due under Third Party Licenses with respect to any Initial Product, [*]. IMDZ shall have the right to carry forward for application against amounts payable to TVS in future periods any uncredited amount until such time when such amounts are fully credited.
3.7    Payment. All milestone payments and royalties due to TVS under this Article 3 shall be made in United States Dollars. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made using the exchange rate published in the American East Coast edition of the Wall Street Journal on the last business day of the Calendar Quarter to which such royalty payments relate, or such other commercially reasonable exchange rate and conversion timing as may be adopted by IMDZ in good faith or agreed with a Partner and notified to TVS in writing. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated in writing by the Party to which such payments are due.
3.8    Late Payment. Without limiting Section 4.4, in the event any undisputed royalty payments or fees are not received by TVS when due, IMDZ shall pay to TVS default interest on such unpaid amount at a rate equal to the lower of (a) [*], or (b) the maximum rate of interest allowed by Applicable Law on the total royalties or fees overdue.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.9    Tax Matters. Each Party will be responsible for all taxes, fees, duties, levies or similar amounts imposed on its income, assets, capital, employment, personnel, and right or license to do business. Except as otherwise stated, each Party will be responsible for its own sales tax, use tax, excise tax, value-added tax (VAT), consumption tax, and similar taxes based upon its own activities under the Agreement. Each Party shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld by Applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Party to whom such amounts would otherwise have been owed. Each Party agrees to cooperate in good faith to provide the other Party with such documents and certifications within its possession as may be reasonably requested by the other Party and as are reasonably necessary to enable such other Party to minimize any withholding tax obligations or liabilities, including, if so requested, an Internal Revenue Service Form W-8BEN-E or similar Form W-8. The Parties will reasonably cooperate in completing and filing documents required under the provisions of any Applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.
ARTICLE 4
REPORTS AND RECORDS
4.1    Milestones. IMDZ shall provide to TVS written notice of the achievement of each milestone identified in Sections 3.2 and 3.4 or, in the case of Option Products, Sections B.2 and B.4 of Appendix B, within [*] after such milestone is achieved; provided, however, that a failure of IMDZ to provide notice shall neither affect the obligation of IMDZ to make any milestone payment hereunder, nor constitute a breach of this Agreement. After receipt of the applicable notice or following such [*] period, TVS shall submit an invoice to IMDZ with respect to the corresponding milestone payment. In each case, IMDZ shall make the corresponding milestone payment within [*] after its receipt of such invoice.
4.2    Royalty Reports. Following the First Commercial Sale of a Licensed Product, within [*] of the end of each Calendar Quarter, IMDZ shall provide TVS with a written report (a “Royalty Report”) setting forth for such Calendar Quarter the Net Sales of Licensed Products, the amount of Sublicensing Revenue received by IMDZ and its Affiliates, and the amounts due to TVS under Sections 3.3 and 3.5 or, in the case of Option Products, Sections B.3 and B.5 of Appendix B.
4.3    Books and Records. IMDZ shall keep and maintain or cause to be kept and maintained true and complete books of account and records of sales of Licensed Products and the receipt of Sublicensing Revenue in sufficient detail to allow TVS to confirm, pursuant to Section 4.4, the accuracy of royalties and milestones paid and/or payable under Sections 3.2, 3.3, 3.4 and 3.5 or, in the case of Option Products, Sections B.2, B.3, B.4 and B.5. Such books and records shall be kept for no less than [*] following the Calendar Year to which they pertain.
4.4    Audit. TVS shall have the right to appoint at its expense an independent, nationally recognized and certified United States public accounting firm and/or technical expert reasonably acceptable to IMDZ, which approval shall not be unreasonably withheld, conditioned, or delayed, to inspect the relevant books and records of IMDZ and its Affiliates for the purpose of verifying

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

reports provided by IMDZ under Section 4.2. The foregoing audit rights shall be subject to the following qualifications: (a) [*]; (b) each audit shall be limited to the pertinent books and records; and (c) [*]. IMDZ shall make such books and records available for audit by its appointed accounting firm or technical expert during regular business hours at such place or places where such records are customarily kept, upon reasonable written notice from TVS. All books and records made available for audit shall be deemed to be the Confidential Information of IMDZ, and the auditor will only be entitled to disclose to TVS whether there has been an overpayment or underpayment of royalties. The results of each audit, if any, shall be binding on both Parties [*]. TVS shall bear the full cost of each audit, except in the event that the results of the audit reveal an underpayment of royalties to TVS under this Agreement of [*] or more over the period being audited, in which case IMDZ shall pay to TVS [*]. In the event the results of the audit reveal an overpayment of royalties to TVS under this Agreement, TVS shall promptly refund such overpayment to IMDZ prior to the delivery of the next Royalty Report or IMDZ may setoff and reduce any future payment(s) to TVS under this Agreement by the amount of such overpayment.
ARTICLE 5
INTELLECTUAL PROPERTY
5.1    Patent Prosecution and Maintenance. As between the Parties, TVS shall have the [*], to prosecute and maintain the patents and patent applications included in the Licensed IP in its sole discretion and without accounting to or consulting with IMDZ.
5.2    Infringement.
(a)    If any Third Party claims [*] against IMDZ or its Affiliates or Sublicensees, as a result of its or their use of the Licensed IP, then IMDZ shall [*]. As between the Parties, [*], to defend and control the defense of any such claim by counsel of its own choice. IMDZ shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such claim; provided, that any settlement, consent judgment or other voluntary disposition of any such claim that (i) would [*] or (ii) [*] must be approved by TVS, such approval not to be unreasonably withheld, conditioned, or delayed. IMDZ’s request for such approval shall include [*]. TVS shall provide IMDZ notice of its approval or denial within [*] of any request for such approval by IMDZ, provided that (x) [*], such notice shall include a [*] to the proposed settlement, consent judgment, or other voluntary disposition and (y) TVS shall be deemed to have approved such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within [*] period in accordance herewith. Any amounts paid by [*] to any Third Party as damages or otherwise with respect to infringement of [*] shall be subject to the indemnification obligations of TVS under Section 8.2(c). Upon reasonable request by IMDZ, TVS agrees to [*] in any reasonable manner deemed by IMDZ to be necessary in defending any such action.
(b)    In the event that any Licensed IP is infringed by a Third Party, [*], to institute, prosecute and control any action or proceeding with respect to such infringement, by counsel of its choice, including any declaratory judgment action arising from such infringement. TVS shall be free to enter into a settlement, consent judgment, or other voluntary disposition with respect to any such action without IMDZ’s written approval.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS
6.1    Mutual Representations, Warranties and Covenants. Each Party represents, warrants and covenants to the other Party as of the Execution Date that:
(a)    it has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
(b)    it has full legal power to extend the rights and licenses granted to the other under this Agreement;
(c)    it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement;
(d)    it will conduct its activities under this Agreement in compliance with Applicable Law; and
(e)    neither it nor its Affiliates (i) has been debarred or is subject to debarment proceedings; or (ii) will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Applicable Law, or who is the subject of a conviction thereof. Each Party agrees to inform the other Party in writing immediately if it or any Person who is performing services hereunder is debarred under Applicable Law or is the subject of a conviction thereof, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party’s or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of such Party or any Person performing services hereunder.
6.2    Representations, Warranties and Covenants of TVS. TVS represents, warrants and covenants to IMDZ as of the Execution Date that:
(a)    it owns or has a license to the Licensed IP, free and clear of all liens, claims and encumbrances;
(b)    neither TVS nor its Affiliates have granted and they will not grant any rights or licenses inconsistent with the rights and licenses granted to IMDZ and its Affiliates hereunder;
(c)    TVS’s execution and performance of this Agreement will not result in a breach of any other agreement to which it is, or will become, a party;
(d)    except as provided in Sections 6.2(e)-(g) below with respect to the Institut Pasteur Consent, TVS has obtained all consents, approvals and authorizations of Third Parties required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e)    TVS has obtained, as of the Execution Date, or will endeavor in good faith and use its best efforts to obtain as promptly as practicable hereafter, the Institut Pasteur Consent;
(f)    on or before the Execution Date, or as promptly as practicable following TVS’s receipt of the Institut Pasteur Consent, TVS has or shall deliver to IMDZ a true, correct and complete copy of the Institut Pasteur Consent;
(g)    in the event TVS delivers to IMDZ a copy of the Institut Pasteur Consent, and the Institut Pasteur Consent [*], then IMDZ shall promptly notify TVS, and such notice shall include an explanation of any deficiencies; TVS shall consider IMDZ’s comments in good faith and TVS’s obligations under Section 6.2(e) shall remain in effect;
(h)    neither TVS nor its Affiliates have amended or terminated and they will not amend or terminate the Institut Pasteur License Agreement or any other agreement between TVS and/or its Affiliates and any Third Party in a manner that is adverse to IMDZ or its Affiliates or the rights and licenses granted to IMDZ and its Affiliates hereunder;
(i)    neither TVS nor its Affiliates have received any written notice, nor have they received any written threat or allegation indicating that the Licensed IP or any patent included therein is invalid or that the exercise by IMDZ or its Affiliates of the rights granted hereunder will infringe on any patent or other proprietary right of any Third Party; and
(j)    Appendix A sets forth a complete and accurate list of all patents and patent applications included in the TVS Patent Portfolio in existence as of the Execution Date, indicating the owner or co-owners thereof, as applicable.
6.3    DISCLAIMER OF WARRANTY. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 6, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY LICENSED PRODUCT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE AND NON-INFRINGEMENT.
6.4    LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO [*], NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.
ARTICLE 7
TERM AND TERMINATION
7.1    Term; Expiration of Term. The term of this Agreement shall commence on the Effective Date and, unless terminated sooner pursuant to Section 7.2, shall expire upon the expiration of the last-to-expire Valid Claim (the “Term”). Upon the expiration of the Term, IMDZ shall have a fully paid-up, non-exclusive, perpetual, irrevocable license to use the applicable Licensed IP to research, develop, manufacture and commercialize Licensed Products in the Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.2    Termination.
(a)    Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other Party shall have materially breached in the performance of any of its material obligations under this Agreement and such breach shall have continued for thirty (30) days after written notice thereof was provided to the breaching Party by the non-breaching Party, such notice describing with particularity and in detail the alleged material breach. Any such termination of this Agreement under this Section 7.2 shall become effective at the end of such thirty (30) day period, unless the breaching Party has cured such breach prior to the end of such thirty (30) day period. A “material breach” means a [*]. For clarity, any [*] shall constitute a material breach of this Agreement.
(b)    IMDZ may terminate this Agreement for any reason upon thirty (30) days advance written notice to TVS.
(c)    In addition to all other legal and equitable rights and remedies available hereunder, either Party shall have the option to terminate this Agreement in its entirety effective immediately upon written notice to the other Party, if, at any time, (i) the other Party shall file in any court or agency pursuant to any Applicable Laws a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, (ii) the other Party proposes a written agreement of composition or extension of its debts, (iii) the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, (iv) the other Party shall propose or become a party to any dissolution or liquidation, or (v) if the other Party shall make an assignment for the benefit of creditors. Upon the occurrence of any of the foregoing with respect to TVS or its Affiliates, TVS agrees that IMDZ, as licensee of rights under this Agreement, shall retain and may fully exercise all of its rights and elections under Applicable Laws. All rights and licenses granted under or pursuant to this Agreement by a Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and any similar Applicable Laws in any other country in the Territory, licenses of rights to “intellectual property” as defined under Section 101 (35A) of the U.S. Bankruptcy Code. The Parties agree that all intellectual property rights licensed under or pursuant to this Agreement, including any patents or patent applications in any country, are part of the “intellectual property” as defined under Section 101 (35A) of the U.S. Bankruptcy Code subject to the protections afforded the non-rejecting Party under Section 365(n) of the U.S. Bankruptcy Code, and any similar Applicable Law in any other country. The Parties agree that this Agreement shall not be deemed terminated by virtue of any rejection by a Party or its receiver or trustee under Applicable Laws unless the non-rejecting Party fails to exercise its rights under Section 365(n)(1)(B) of the U.S. Bankruptcy Code (or its foreign equivalents). The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any Applicable Laws in any other country or jurisdiction, if this Agreement is not terminated or deemed terminated, the Party hereto that is not the subject of such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property and all embodiments of such intellectual property, which, if not already in such Party’s possession, shall be promptly delivered to it upon such Party’s written request, unless the Party subject to such

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

proceeding elects to continue to perform all of its obligations under this Agreement. The Parties acknowledge that all references to the U.S. Bankruptcy Code are not relevant with respect to any actions described in (i) – (v) above that occur under laws outside of the United States.
7.3    Effect of Termination. Except as provided in Section 7.2(c), upon termination of this Agreement pursuant to Section 7.2:
(a)    Except as provided in this Section 7.3, from and after the effective date of termination, (i) all rights and licenses granted by TVS to IMDZ and its Affiliates will terminate, (ii) IMDZ and its Affiliates and Sublicensees will cease all use of the Licensed IP, and (iii) any sublicense granted by IMDZ or its Affiliates pursuant to Section 2.3 shall terminate as of the effective date of termination.
(b)    Except with respect to termination by TVS for IMDZ’s uncured material breach pursuant to Section 7.2(a), IMDZ and its Affiliates and Sublicensees shall have the right, subject to the economic obligations of Article 3, to [*].
(c)    IMDZ shall also have the right to [*]; provided, however that IMDZ’s right to [*] shall not exceed [*] required by Applicable Law. All Licensed Products in the possession or under the control of IMDZ or its Affiliates or Sublicensees (including any in the process of manufacture) which are [*] in compliance with Applicable Law at [*] or its Affiliates or Sublicensees and subject to [*].
(d)    Any termination of this Agreement shall not relieve IMDZ of its obligation to pay any royalty or other fees due to TVS at the time of such termination.
ARTICLE 8
INDEMNIFICATION
8.1    Indemnification by IMDZ. IMDZ agrees to indemnify, hold harmless and defend TVS, its officers, employees, and agents (collectively, the “TVS Parties”) from and against any and all liability, losses, damages, costs, or expenses (including reasonable attorneys’ fees) (collectively, “Losses”) incurred by a TVS Party in connection with any and all suits, investigations, claims or demands of Third Parties resulting from or arising out of (a) IMDZ’s breach of any obligation, covenant, representation or warranty under this Agreement, (b) IMDZ’s failure to comply with any Applicable Law in the course of its activities under this Agreement or (c) [*], in each case except to the extent that such Losses result from or arise out of any TVS Party’s negligence, recklessness, intentional misconduct, breach of this Agreement, failure to comply with any Applicable Law, or are indemnifiable by TVS under Section 8.2.
8.2    Indemnification by TVS. TVS agrees to indemnify, hold harmless and defend IMDZ, its officers, employees, and agents (collectively, the “IMDZ Parties”) from and against any and all Losses incurred by an IMDZ Party in connection with any and all suits, investigations, claims or demands of Third Parties resulting from or arising out of (a) TVS’s breach of any obligation, covenant, representation or warranty under this Agreement, (b) TVS’s failure to comply with any Applicable Law in the course of its activities under this Agreement, in each case, except to the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

extent that such Losses result from or arise out of any IMDZ Party’s negligence, recklessness, intentional misconduct, uncured breach of this Agreement, failure to comply with any Applicable Law, or are indemnifiable by IMDZ under Section 8.1.
8.3    [*]. Any exercise by a Party of its rights under this Section 8.3 will be without prejudice to any other legal or equitable rights or remedies available under this Agreement.
8.4    Insurance. During the Term, each Party shall maintain in force, with reputable insurance companies, general liability insurance and products liability insurance coverage in an amount reasonably sufficient to cover its obligations and liabilities under this Agreement.
ARTICLE 9
CONFIDENTIALITY
9.1    Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that a Party receiving or accessing Confidential Information of the other Party or its Affiliates (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement, from the Execution Date until [*], any Confidential Information which is disclosed to it by the other Party or its Affiliates (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, except to the extent that it can be established by the Receiving Party that such Confidential Information:
(a)    was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual knowledge by the Receiving Party;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or
(d)    was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.
9.2    Authorized Disclosure. Except as otherwise provided in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (a) Confidential Information may be shared with a Party’s and its Affiliates’ employees and agents (including, without limitation, consultants, attorneys, accountants and financial advisors) under appropriate confidentiality provisions not less restrictive than those contained in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

this Agreement; (b) to the extent such disclosure is reasonably necessary in [*], complying with applicable governmental regulations, obtaining Regulatory Approval, complying with government subpoenas, marketing Licensed Products or otherwise required by Applicable Law; provided, however, that if a Receiving Party is required by subpoena or Applicable Law to make any such disclosure of a Disclosing Party’s Confidential Information it shall give reasonable advance notice to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of [*], shall use its reasonable efforts to the extent practicable to secure confidential treatment of such Confidential Information required to be disclosed; (c) to existing or prospective advisors or investors, in each case under appropriate confidentiality provisions not less restrictive than those contained in this Agreement; (d) as reasonably required under the circumstances, to a Third Party in connection with: (i) a merger, consolidation or similar transaction by such Party, or (ii) the sale of all or substantially all of the assets of such Party or to which this Agreement relates, in each case under appropriate confidentiality provisions not less restrictive than those contained in this Agreement; (e) to the extent necessary, Confidential Information may be shared with [*] under appropriate confidentiality provisions not less restrictive than those contained in this Agreement; or (f) to the extent mutually agreed in writing by the Parties. In each of the above authorized disclosures, except to the extent such disclosure is required by Applicable Law, the Receiving Party shall remain responsible for any failure by any Person who receives the Confidential Information pursuant to this Section 9.2 to treat such Confidential Information as required under this Article 9.
ARTICLE 10
MISCELLANEOUS
10.1    Assignment. Neither TVS nor IMDZ may assign, directly or indirectly, this Agreement to any Third Party this Agreement and its rights and obligations hereunder without the prior written consent of the other Party; provided, however, that IMDZ may assign this Agreement and its rights and obligations hereunder without TVS’s prior written consent (a) to any Affiliate, (b) to any Person that acquires all of the assets of IMDZ or its Affiliates or the assets or business of IMDZ or its Affiliates related to the subject matter of this Agreement, or (c) to a successor-in-interest to IMDZ or its Affiliates by way of merger, consolidation or other similar transaction, and TVS may assign this Agreement and its rights and obligations hereunder without IMDZ’s prior written consent (a) to any Affiliate, (b) to any Person that acquires all of the assets of TVS or its Affiliates or the assets or business of TVS or its Affiliates related to the subject matter of this Agreement, or (c) to a successor-in-interest to TVS or its Affiliates by way of merger, consolidation or other similar transaction, so long as the Settlement Agreement is concurrently assigned to such assignee. Any attempted assignment in violation hereof shall be void. For clarity, for the purposes of this Section 10.1, no Person or successor-in-interest shall have as its primary business the conduct of illegal activities.
10.2    Successors-In-Interest. As used in this Agreement, references to a Party include its permitted assignees and respective successors in title or interest to its undertaking. In the event that the [*], except for Sections 6.1 and 6.2, (a) this Agreement and the rights, licenses and privileges granted by TVS to IMDZ hereunder shall [*], and (b) IMDZ, its Affiliates and any Sublicensees shall receive automatically, without the need for any action on their behalf, such rights, licenses and privileges [*] (including any such rights, licenses, or privileges granted by their licensors), (a)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and (b) being limited to [*]. IMDZ [*] may enter into a written agreement or written amendment or other modification to this Agreement reflecting the foregoing, but such rights, licenses and privileges shall be effective as of such termination or succession on the terms and conditions contemplated hereby. Subject to Section 10.1 and the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns.
10.3    Relationship Management. As soon as practicable, but no later than thirty (30) days following the Execution Date, IMDZ and TVS will each appoint a representative to act on their own behalf (each a “Relationship Manager”). Each Relationship Manager will have the authority, respectively, to act on behalf of IMDZ and TVS, as applicable, with regard to this Agreement and the matters encompassed by this Agreement. Each Party may change its Relationship Manager at any time by providing notice of such change to the other Party. In the event of any dispute, claim, question or disagreement between the Parties arising from or relating to this Agreement or the breach thereof, the Parties shall use their commercially reasonable efforts to settle the dispute, claim, question or disagreement. To this effect, the Relationship Managers from each Party shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. If they do not reach such solution within a period of thirty (30) days of the applicable representative’s first notification of the dispute, then either Party may, upon written notice to the other, escalate the dispute to officers of each Party designated by such Party for such purpose.
10.4    Change of Control. Upon a Change of Control of IMDZ, the right to exercise the Option with respect to any additional Option Products pursuant to Section 2.4 shall [*]; provided that, such right to exercise the Option shall [*] pursuant to this Section 10.4 if and for so long as (i) at least [*] of the surviving or resulting corporation (or its ultimate parent entity) immediately following such Change of Control had been [*] immediately prior to such Change of Control, (ii) at least [*] of the surviving or resulting corporation (or its ultimate parent entity) immediately following such Change of Control had been [*] immediately prior to such Change of Control, and (iii) a substantial portion of the [*] of the surviving or resulting corporation [*] of IMDZ immediately prior to the Change of Control.
10.5    Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government (each, a “Force Majeure”). In event of such Force Majeure, the Party affected shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.
10.6    Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.
10.7    Use of Name. Except for the limited circumstances delineated in Section 9.2, Neither Party shall, without the prior written consent of the other Party, use the name or any trademark or trade name owned by the other Party in any publication, publicity, advertising, or otherwise.
10.8    Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Except for indemnification pursuant to Article 8, neither Party shall assume, either directly or indirectly, any liability of or for the other Party. The Parties shall not have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.
10.9    Notices. Any notices, instructions and other communications required or permitted hereunder or in connection herewith shall be in writing and deemed to have been properly given if delivered in person, sent by a reputable overnight express courier service, prepaid, or mailed by first-class mail, postage prepaid, to the relevant Party at the appropriate address as set forth below:
If to TVS:
Theravectys
1, Mail du Professeur Georges Mathé
94800 Villejuif
France
Alain Clergeot, CEO
with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
United States of America
Attention: Marc A. Rubenstein

If to IMDZ:
Immune Design
601 Gateway Boulevard, Suite 250
South San Francisco, California 94080
United States of America
Attention: Legal Department

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, Maryland 21202
United States of America
Attention: Asher M. Rubin

Either Party may change its address by giving notice to the other Party in the manner provided above.
10.10    Governing Law; Submission to Jurisdiction. This Agreement, and any dispute arising out of or relating in any way to this Agreement, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the [*], without regard to conflicts of law principles. Any and all disagreements or controversies arising out of or relating to this Agreement shall be brought in the federal or state courts located in the [*]. Each of the Parties hereby submits to the exclusive jurisdiction of the [*], with respect to any action, proceeding, claim or controversy arising out of or relating to this Agreement. [*], in the event that the [*] pursuant to Section 10.2, then: (a) this Agreement, and any dispute arising out of or relating in any way to this Agreement, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of [*], without regard to conflicts of law principles, and (b) any and all disagreements or controversies arising out of or relating to this Agreement shall be submitted to the [*] for resolution by arbitration under the [*] in effect as of the Execution Date of this Agreement.  [*] shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter. The place of arbitration shall be [*].  The language of arbitration shall be [*], and the number of arbitrators appointed shall be either one or three.  Notwithstanding the foregoing, for the avoidance of doubt, any dispute relating to [*] shall be excluded from arbitration.
10.11    Severability. If any provision of this Agreement should be held invalid, illegal, or unenforceable under Applicable Laws by a Governmental Authority of competent jurisdiction in any jurisdiction, (a) such provision shall be enforced in such jurisdiction to the maximum extent permitted under Applicable Laws in such jurisdiction, (b) the Parties shall negotiate in good faith and agree on a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and (c) all other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision or this Agreement in any other jurisdiction.
10.12    Compliance with Applicable Law. Each Party shall comply, and shall require their Affiliates and permitted sublicensees to comply, with all Applicable Law relative to their obligations hereunder.
10.13    Further Assurances. Upon the terms and subject to the conditions hereof, TVS will use all reasonable efforts to (a) take, or cause to be taken, all actions necessary, proper or advisable

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (b) obtain from the requisite Governmental Authorities and Third Parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (c) make all necessary filings, and thereafter make any other advisable submissions, with respect to this Agreement and the transactions contemplated by this Agreement required to be made under Applicable Law. The Parties will cooperate with each other in connection with such actions and the making of all such filings. Each Party will furnish all information in its possession and control (or in its control and accessible by it consistent with its regular business practices) required for any action or filing to be made pursuant to the rules and regulations of any Applicable Law in connection with the transactions contemplated by this Agreement.
10.14    Entire Agreement; Written Modifications. This Agreement, together with the attachments hereto, contains the entire agreement between the Parties with respect to the subject matter hereof, supersedes all prior written or oral communications, agreements or understanding that may have existed prior to the execution of this Agreement, and may be amended or modified only by a written instrument signed by or on behalf of all Parties or their respective successors-in-interest. In the event of any conflict or inconsistency between this Agreement and the Settlement Agreement, the terms and conditions of this Agreement shall govern and control.
10.15    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. This Agreement may be executed by exchange between the Parties of electronically transmitted signatures (via facsimile, PDF format via email or other electronic means) and such signatures shall be deemed to bind each Party hereto as if they were original signatures.
[signature page follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, TVS and IMDZ have caused this License Agreement to be executed by their duly authorized representatives as of the date first set forth above.

THERAVECTYS SA	IMMUNE DESIGN CORP.

By: /s/ Alain Clergeot	By: /s/ Carlos V. Paya
Name: Alain Clergeot	Name: Carlos V. Paya, MD, PhD
Title: Chief Executive Officer	Title: President and Chief Executive Officer

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

APPENDIX A
TVS PATENT PORTFOLIO

[*]

[*] = Three (3) pages of certain confidential information contained in this Appendix A, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

APPENDIX B
OPTION PRODUCT CONSIDERATION

B.1    Upfront Payment. Within [*] of the written election of IMDZ to exercise its Option with respect to an Option Product, IMDZ shall pay to TVS an upfront license fee of [*].
B.2    Milestones. With respect to each Option Product, whether developed by IMDZ directly [*], IMDZ shall pay to TVS each of the following milestone payments on an Option Product-by-Option Product basis upon the first achievement of the corresponding milestone event set forth below by or with respect to the applicable Option Product:

Milestone Event	Milestone Payment Amount
(i) First Patient Dosed in Phase 1 Trial	[*]
(ii) First Patient Dosed in Phase 2 Trial	[*]
(iii) First Patient Dosed in Phase 3 Trial	[*]
(iv) First Market Regulatory Approval (i.e., receipt of all necessary Regulatory Approvals in the first market or country in the Territory)	[*]
(v) Second Market Regulatory Approval (i.e., receipt of all necessary Regulatory Approvals in the second market or country in the Territory)	[*]

Each of the milestone payments due under this Section B.2 shall be payable only once per Option Product and shall be due in accordance with Section 4.1.
B.3    Earned Royalty. Beginning on the date of the First Commercial Sale of an Option Product and continuing for the remainder of the Term, IMDZ shall pay to TVS a royalty on that portion of the annual Net Sales of each Option Product set forth in the chart below. Such royalties on Option Products shall be paid to TVS concurrently with the submittal of Royalty Reports as provided in Section 4.2.

That portion of annual Net Sales of an Option Product [*]	[*]
That portion of annual Net Sales of an Option Product [*]	[*]
That portion of annual Net Sales of an Option Product [*]	[*]

B.4    Sales Milestones. IMDZ shall pay to TVS, on an Option Product-by-Option Product basis, a one-time payment in the amount of [*] upon the first time the aggregate Net Sales of an Option Product equals or exceeds [*] during the Term. The milestone payment under this Section

[*] = Certain confidential information contained in this Appendix B, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

B.4 shall be payable only once for each Option Product, and shall be due in accordance with Section 4.1.
B.5    Sublicensing Revenue. IMDZ shall pay to TVS an amount equal to [*] of Sublicensing Revenue for each Option Product for each [*]. Such royalties on Sublicensing Revenue shall be paid to TVS concurrently with the submittal of Royalty Reports as provided in Section 4.2.
B.6    Third Party Licenses. In the event that IMDZ or its Affiliates pay any amounts due under Third Party Licenses with respect to any Option Product, [*]. IMDZ shall have the right to carry forward for application against amounts payable to TVS in future periods any uncredited amount until such time when such amounts are fully credited.
B.7    Payment. All milestone payments and royalties due to TVS under this Appendix B shall be made in United States Dollars. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made using the exchange rate published in the American East Coast edition of the Wall Street Journal on the last business day of the Calendar Quarter to which such royalty payments relate, or such other commercially reasonable exchange rate and conversion timing as may be adopted by IMDZ in good faith or agreed with a Partner and notified to TVS in writing. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated in writing by the Party to which such payments are due.
B.8    Late Payment. Without limiting Section 4.4, in the event any undisputed royalty payments or fees are not received by TVS when due, IMDZ shall pay to TVS default interest on such unpaid amount at a rate equal to the lower of (a) [*] or (b) the maximum rate of interest allowed by Applicable Law on the total royalties or fees overdue.
B.9    Tax Matters. Each Party will be responsible for all taxes, fees, duties, levies or similar amounts imposed on its income, assets, capital, employment, personnel, and right or license to do business. Except as otherwise stated, each Party will be responsible for its own sales tax, use tax, excise tax, value-added tax (VAT), consumption tax, and similar taxes based upon its own activities under the Agreement. Each Party shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld by Applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Party to whom such amounts would otherwise have been owed. Each Party agrees to cooperate in good faith to provide the other Party with such documents and certifications within its possession as may be reasonably requested by the other Party and as are reasonably necessary to enable such other Party to minimize any withholding tax obligations or liabilities, including, if so requested, an Internal Revenue Service Form W-8BEN-E or similar Form W-8. The Parties will reasonably cooperate in completing and filing documents required under the provisions of any Applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

[*] = Certain confidential information contained in this Appendix B, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.